                                                                   EXHIBIT 10.42

            Agreement with Berghaus Limited dated September 10, 1999





                                BERGHAUS LIMITED

                                       and

                                 X DOGS.COM INC.

                             DISTRIBUTION AGREEMENT

                                Table of Contents

1.          Definitions and Interpretation ................      1
2.          Commencement ..................................      5
3.          Grant .........................................      5
4.          Term ..........................................      6
5.          Royalties .....................................      6
6           Targets .......................................      7
7.          Purchase and Sale of Products .................      8
8.          Marketing of the Products .....................      9
9.          Indemnity and Insurance .......................     13
10.         Books and Records .............................     14
11.         Report and Remittance Forms ...................     15
12.         Packaging and Advertising of Products .........     16
13.         Quality Control ...............................     18
14.         Confidential Information ......................     18
15.         Sufficient Use of Trade Marks .................     19
16.         Benefit of Use of Trade Marks .................     20
17.         Rights not to be challenged ...................     20
18          Infringements .................................     21
19.         Sales Outside the Territory ...................     22
20.         Sales by the Company in the Territory .........     23
21.         Sale of Competitive Products ..................     23
22.         Termination ...................................     24
23.         Rights and Obligations on Termination .........     26
24.         Representations and Warranties ................     29
25.         Agency Relationship ...........................     30
26.         Notices .......................................     31
27.         Assignments ...................................     32
28.         Legal and Ethical Requirements ................     33

29.         Local Law Compliance ..........................     34
30.         Governing Law .................................     35
31.         Force Majeure .................................     35
32.         Whole Agreement ...............................     36
33.         Agreement Severable ...........................     36
34.         Agreement to Co-operate .......................     37
35.         Waiver and Variation ..........................     37
36.         Execution in Counterpart ......................     37
Schedule 1 ................................................     39
Schedule 2 ................................................     40
Schedule 3 ................................................     41

THIS AGREEMENT is made on 10th September 1999 between the following parties:

1. BERGHAUS LIMITED (Registration No: 871405) (incorporated in England & Wales) whose registered office is at The Pentland Centre, Lakeside, Squires Lane, Finchley, N3 2QL, England ("the Company"); and

2. X DOGS.COM INC incorporated in Nevada whose registered office is at 527, Marquette Avenue, Suite 2130, Minneapolis, Minnesota 55402, United States of America ("the Distributor").

RECITALS:

A. The Company is the owner of the Trade Marks in the Territory.

B. The Company has agreed to grant to the Distributor the right to import, market, distribute and sell certain products under the Trade Marks on the terms and conditions set out in this Agreement.

IT IS AGREED, as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  "ADVERTISING PERCENTAGE" means ten percent (10%)

     "ANNIVERSARY DATE" means I January 2001 and each I January thereafter during the term of this Agreement.

     "CHANGE OF CONTROL" means the acquisition by any person together with its affiliates of more than 50% of the stock of the Distributor or stock holding more than 50% of the voting rights in the Distributor.

     "CONFIDENTIAL INFORMATION" means and includes all advice, information and knowhow including (without limitation) any designs, processes, developments, improvements, inventions, concepts, graphics and styling relating to the Products and trade secrets relating to the Products or the business of the Company or any associated company, whether tangible or intangible, provided by the Company to the Distributor.

     "CONSUMER PRICE INDEX" means the index of retail prices published by the Government of the United States of America or, if for any reason such index is not published, any similar index (whether or not published in the Territory) specified by the Company.

     "CONTRACT YEAR" means the period commencing with the Effective Date and ending on 31 December 2000 for the first Contract Year, and each successive twelve (12) month period commencing on an Anniversary Date.

     "Effective Date" means 10th September 1999.

     "FOB PURCHASES" means the purchase price of Products invoiced to the Distributor by the Company or its nominated suppliers calculated on an FOB basis (as defined in Incoterms from time to time).

     "INTELLECTUAL PROPERTY RIGHTS" means the Trade Marks and any patents, copyright, registered or unregistered designs or any applications or rights to apply for any of the foregoing which are owned or used by the Company.

     "MANUAL" means the Company's brand manual together with its Strategic Marketing Plan (as amended from time to time).

     "NET SALES" means the total sum invoiced by the Distributor, plus the fair market value in the case of transactions otherwise than at arm's length, for sales of Products after deduction of

     (i) taxes of the nature of sales, excise, value added or other similar tax charged upon and included in the invoice price to the purchaser; and

     (ii) where applicable, the usual discounts, allowances, rebates or refunds actually and in good faith made or given by the Distributor to its customers with respect to such sales other than all discounts, allowances, rebates or refunds for or in respect of payment in cash or payment within a particular time or given for promotional purposes.

     "PERCENTAGE ROYALTY" means the following percentage, dependent on the period in which such purchases are made.

PERIOD                                                      PERCENTAGE
------                                                      ----------
10th September 1999 to 31 December 2000                     10
1 January 2001 to 31 December 2001                          12
1 January 2002 to 31 December 2002                          14
1 January 2003 to 31 December 2003                          16
1 January 2004 to 31 December 2004                          16

     "PRODUCTS" means such products as are purchased by the Distributor from the Company (or any other source approved under clause 7. 1 (b)).

     "QUARTER" means each of the three (3) month periods ending on 31 March, 30 June, 30 September and 31 December in each Contract Year. The first Quarter shall be deemed to be from the Effective Date until 31 December 1999.

     "TARGET" means the sale and/or purchase obligations of the Distributor under clause 6.

     "TERRITORY" means the country or countries listed in Schedule 2.

     "TRADE MARKS" means the trade marks which are registered (or the subject of pending applications for registration) in the Territory listed in Schedule 3, together with all other trade marks, trade names, service marks, style names, trade dress, logos and other trade symbols which are under the control or proprietorship of the Company and which the Company stipulates are to be used by the Distributor from time to time in relation to the Products.

1.2 In this Agreement, unless the context otherwise requires:

     (a) headings and underlines are for convenience only and do not affect the interpretation of this Agreement;

     (b)  words importing the singular include the plural and vice versa;

     (c) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any governmental agency or authority;

     (d)  a reference to any thing includes a part of that thing;

     (e) references to clauses, parties and schedules are references to clauses, parties and schedules to, this Agreement.

2. COMMENCEMENT

     This Agreement shall commence and be deemed effective as of the Effective Date notwithstanding that it may be executed after that date.

3. GRANT

3.1 Subject to the terms of this Agreement, the Company grants to the Distributor the exclusive right to:

     a)   import the Products into the Territory; and

     b)   use the Trade Marks in relation to the Products in the Territory.

3.2 The rights granted under clause 3.1 shall not include sales over the internet outside the Territory.

3.3 Without limiting its other obligations, the Distributor shall comply with the terms of the Manual.

4. TERM

     This Agreement shall commence on the Effective Date and continue until 31st December 2004 (subject to earlier termination as provided under this Agreement).

5. ROYALTIES

5.1 The Distributor shall pay to the Company a royalty equal to the product of the Percentage Royalty and the amount of FOB Purchases of Products invoiced to the Distributor.

5.2  The Distributor shall make payment of the royalties referred to in clause
     5.1 in US Dollars (or any other currency stipulated a reasonable time in advance by the Company) by telegraphic transfer to the Company at such place as may be nominated from time to time by the Company, within thirty
     (30) days after the date of the FOB Purchase invoice giving rise to the obligation to pay such royalty. The Distributor may deduct from such payment such amount as it is required to deduct on account of any taxation liability of the Company in the Territory. The Distributor shall obtain an official receipt for any amount so paid and forward this immediately to the Company together with a written explanation as to why such deduction is necessary. The Distributor will also provide such assistance and sign such documentation as may be available in order to enable such royalty to be paid without any deduction.

5.3 The Distributor shall convert the royalties payable at the bank telegraphic transfer selling rate prevailing for the currency so stipulated on the day of each payment.

5.4 The Distributor will provide each Quarter a statement as to the calculation of the royalty certified as correct by a senior executive of the Distributor approved by the Company.

5.5 The Distributor will also provide to the Company by 31 March in each Contract Year a calculation of the royalty paid for the previous Contract Year confirmed as correct by its auditors and the Distributor will also provide to the Company each Quarter such other reports, statements, accounts and records as are referred to in sub-clause 11.1.

6.   TARGETS

6.1 The Distributor undertakes that the Net Sales of Products by the Distributor in the following periods shall be not less than:

PERIOD (CONTRACT YEAR)            NET SALES TARGETS (US DOLLARS 000'S)
----------------------
                            USA               CANADA              MEXICO
                            ---               ------              ------
   2000                     5,811                  0                  0
   2001                    13,957                  0                  0
   2002                    25,735                260                  0
   2003                    46,208                944                  0
   2004                    68,645              2,140                713

6.2 The Distributor undertakes that the FOB Purchases by the Distributor in the following periods shall be not less than:

PERIOD (CONTRACT YEAR)         FOB PURCHASES (US DOLLARS 000'S)
   2000                                      3,823
   2001                                      7,873
   2002                                     15,046
   2003                                     27,431
   2004                                     40,671

6.3 The Company will be entitled to terminate this Agreement by notice in writing to the Distributor in the event that the Distributor fails to achieve:

     (a)  the aggregate Net Sales Target for any country for any calendar year;
          or

     (b)  the FOB Purchase Target for any calendar year.

7.   PURCHASE AND SALE OF PRODUCTS

7.1  The Distributor will purchase the Products ready packaged only from:

     (a)  the Company; or

     (b) from such supplier as may be authorised from time to time in writing by the Company and the Distributor will not repackage any Products nor alter, amend or modify any packaging in which any Products are supplied nor remove, deface, obscure, alter or modify any Trade Marks, brand names, logos, graphics or wording applied to any of the Products on their packaging without the prior written consent of the Company.

7.2 All prices for the Products quoted by the Company or its suppliers shall (unless otherwise agreed in writing) be for payment by irrevocable Letter of Credit 30 days from shipment in US Dollars or in such other currency as may be as specified by the Company or such supplier.

7.3 Products shall be sold subject to the conditions of sale of the Company or other authorised supplier as shall be notified to the Distributor from time to time. If there is any conflict between the provisions of such conditions of sale and the provisions of this Agreement, the latter shall prevail.

7.4 Neither the Distributor's standard conditions of purchase nor any terms or conditions in any order forms or other documents prepared by the Distributor shall apply to the sale of the Products by the Company or other authorised supplier to the Distributor.

7.5 Title to the Products will pass to the Distributor at the point specified in the purchase order and the confirmation thereof or at the point specified in the conditions of sale of the Company or other authorised supplier.

7.6 The responsibility for all operations, costs and expenses from the point specified in the said conditions of sale or purchase order and the confirmation thereof (including transportation, insurance, custom duties) will be paid by the Distributor.

7.7 The Distributor shall maintain at all times a full range of stock of the Products to meet all reasonable expectations of business including periods of expected peak demand PROVIDED THAT the Distributor shall maintain at all times a stock of Products in an amount necessary to accommodate sales for 45-60 days based on a reasonable sales estimate.

8.   MARKETING OF THE PRODUCTS

8.1 The Distributor shall use its best endeavors to create, meet and expand demand in the Territory for the Products.

8.2 At the commencement of this Agreement, and for each Contract Year thereafter the Distributor will provide to the Company a marketing plan for the distribution of the Products within the Territory which marketing plan is to be approved by the Company. The marketing plan for each Contract Year of this Agreement other than the first Contract Year is to be agreed upon three (3) months prior to each Anniversary Date and will be reviewed on a Quarterly basis. The marketing plan will specify objectives and strategies with respect to the following and any related matters which are consistent with the Distributor's obligations under sub-clause 8. 1. The Company will not unreasonably withhold its approval of or agreement to any marketing plan presented by the Distributor.

     (a)  product lines and new product plans;

     (b)  pricing and margin structure;

     (c)  distribution channels;

     (d)  sales and distribution targets on a product by product basis;

     (e) accumulation of market data including assessment of total market size and segmentation in units and value (which will be updated on a six monthly basis);

     (f) overview of trading for the current year and objectives and strategies for the following year;

     (g)  assessment of competition;

     (h)  advertising and promotional expenses; and

     (i) overall advertising and promotional strategy including in particular the use and cost of promotions, public relations, sponsorship, exhibitions, point of sale and other in-store merchandising.

8.3 In addition to its obligations under clause 8.2 the Distributor at the commencement of this Agreement and prior to each Contract Year thereafter shall supply a Business Plan for the remaining term of the Agreement which is to be agreed by the Company not less than three months prior to the beginning of each Contract Year. The Business Plan shall be in a format reasonably specified by the Company and will in particular include Key Success Factors and Key Performance Indicators in the areas of distribution, marketing, operations and corporate citizenship. The Company and the Distributor will review progress against such plan on a Quarterly basis.

8.4  The Distributor shall:

     (a) develop and agree with the Company as set out in clause 8.2 a legally supportable distribution policy for the Products;

     (b) promote and enhance the reputation and the recognition and awareness of the Trade Marks in the Territory;

     (c) develop a sales, marketing and merchandising facility for the Products in the Territory;


     (d) engage such key staff as the Company shall specify, such appointments to be approved by the Company before implementation;

     (e) offer a complete stock and refill service to all retailers;

     (f) achieve distribution throughout all agreed trading channels;

     (g) establish speciality shops within appropriate and agreed stores in the Territory; establish Berghaus Centres (speciality stores) as requested by the Company, provided that the Company shall not require any stores to be established within the first 18 months from. the date of this Agreement and thereafter any such request shall be on 9 months' notice in writing to the Distributor;

     (i) establish the Company's signage where possible within agreed retail stores in the Territory; and

     (j) position the Berghaus Visual Merchandising System within agreed retail outlets as stated within the annual marketing plan referred to in clause 8.2.

8.5 The Distributor will use its best endeavors to ensure that the Products are distributed only through such specialist outdoor outlets, genuine outdoor departments in department or sports stores and footwear or sports stores as are approved in writing by the Company. In all cases, such stores should have a clientele of medium to high quality. The Distributor shall not distribute the Products in any circumstances through market stalls or stores of low quality and image. The Distributor shall procure that wherever possible, retailers who stock the Products shall use the fittings, display units, advertisements and point of sale material provided by the Company. The Distributor shall be permitted to distribute the Products through mail order or over the internet, subject to the Company's written approval but may not sell Products through either such channels to purchasers outside the Territory.

8.6 In each Contract Year the Distributor must spend a minimum of the Advertising Percentage of Net Sales (or in the first Contract Year the Target) of Products for that year on consumer advertising and promotion in the Territory. Within 30 days following the end of each Contract Year the Distributor shall submit a statement to the Company, certified as true and correct by a senior executive of the Distributor approved by the Company detailing the amounts spent and how the money was spent.

8.7 The Distributor will at its own expense participate twice a year in the Company's international meetings and four times a year in product development meetings.

     8.8 The Company grants to the Distributor the non-exclusive right to enter into preliminary negotiations for sponsorship or promotional agreements relating to the Trade Marks directly with athletes, clubs, federations, committees or similar organizations within the Territory approved in writing by the Company. The Distributor shall have no power to conclude any such agreement or enter into any such agreement on the Company's behalf. Any proposed agreement shall be presented to the Company for approval and, (unless the Company and the Distributor otherwise agree), shall be entered into directly between the Company and the relevant athlete, club, federation, committee or organization. Fees or payments to be made under such agreements shall be borne as between the Company and the Distributor in such proportion as they may from time to time agree.

     9.    INDEMNITY AND INSURANCE

     9.1 The Distributor shall, at its expense, carry comprehensive general liability insurance and product liability insurance covering the Products marketed or sold in connection with the Trade Marks under this Agreement issued by a responsible insurer approved in advance by the Company providing coverage approved in advance by the Company and otherwise in terms approved in advance by the Company. Unless otherwise agreed such insurance shall:

     9.1.1 include insurance coverage for the Distributor's obligation to indemnify the Company in accordance with clause 9.3.

     9.1.2 be for the benefit of the Distributor but shall name the Company as co-insured and payee.

     9.1.3 remain in effect for the initial and any subsequent term of this Agreement so long thereafter as the Distributor may continue to use any of the Trade Marks.

     9.1.4 provide that 30 days written notice be furnished to the Company prior to cancellation, or prior to any material modification or change.

     9.2 Upon the execution of this Agreement, the Distributor shall promptly furnish the Company with a certificate evidencing that insurance has been effected in accordance with the provisions of this clause.

     9.3 Subject to the provisions of clause 18, the Distributor agrees to defend, indemnify and hold harmless the Company and the Proprietor, including all subsidiaries, affiliates and assignees of the Company and the Proprietor against all claims, judgements, actions, debts or rights of action, of whatever kind, and all costs, including reasonable legal fees, arising out of the promotion, marketing, distribution or sale of the Products by the Distributor under this Agreement.

     10.   BOOKS AND RECORDS

     10.1 The Distributor shall keep full and correct records and accounts showing details of the Products imported, distributed, bartered and sold by it pursuant to this Agreement and otherwise containing such information as may be necessary to enable the Company to monitor compliance with this Agreement.

     10.2 The Distributor shall throughout the continuance of this Agreement give access to its records and accounts at all reasonable times (and in any event within 48 hours of request) to the Company or any agent or accountant authoriauthorized by the Company. Such person may take extracts from or copies of any such records or accounts.

     10.3 In the event that this Agreement is terminated for any reason the Distributor shall provide the same access to its records and accounts for a period of one year thereafter.

     10.4 Throughout this Agreement the Distributor agrees to provide to the Company not later than one (1) calendar month after its preparation a copy of the Distributor's most recent year-end financial accounts (including balance sheet and profit and loss accounts) certified by an independent chartered accountant (or the equivalent in the Territory).

     11.  REPORT AND REMITTANCE FORMS

     11.1 Within forty five (45) days of the end of each Quarter the Distributor shall provide to the Company a report showing:

     (a) details of all sales of each of the Products made during that Quarter to include the quantities of each type of the Products sold and a breakdown of such sales by country and distribution channel together with details of the computation from gross sales to net sales;

     (b) estimates of anticipated sales of each of the Products for such period as the Company may request;

     (c)  details of the quantity and value of all Quarter.

     11.2 Within ninety (90) days of the end of each Contract Year the Distributor shall provide to the Company a report showing a summary of the data set out in clause 11. 1 for the relevant Contract Year.

     11.3 If so requested by the Company, any report provided under sub clauses
          11. 1 or 11.2 shall be provided on forms furnished by the Company and shall be confirmed as correct by a senior executive of the Distributor approved by the Company.

     11.4 The rendering of any report or the payment of any royalty shall not prejudice any right of the Company to recover any additional amount that may be found to be due in respect of royalties or otherwise and no such right shall be deemed to have been waived by the lapse of time or any act or omission on the part of the Company.

     12.  PACKAGING AND ADVERTISING OF PRODUCTS

     12.1 The Distributor shall ensure that all the Products are marked with such of the Trade Marks as may be appropriate and as prescribed in writing by the Company from time to time.

     12.2 The Distributor will imprint irremovably, legibly and prominently on the Products and on any packaging, labelling and advertising or promotional materials used in connection therewith, or otherwise, any notice of trade marks and/or copyright together also with such designation of ownership, registration and/or licence as shall reasonably be requested by the Company including without limitation the following:

     (a) the symbol (R) in the upper right-hand comer next to the Trade Marks which are registered with the appropriate patent and/or trade mark body in the Territory; and

     (b) the symbol (TM) in the upper right-hand comer next to the Trade Marks which are not registered with the- appropriate patent and trademark body in the Territory.

     12.3 No other marks or wording shall appear on any of the Products, packaging, labelling, advertising or promotional materials unless the Distributor first obtains the written consent of the Company PROVIDED THAT the Distributor may continue to use the Distributor's name and mark on hang tags, packaging materials and in advertising and on promotional materials in accordance with the directions of the Company.

     12.4 The Distributor shall, at its expense, furnish to the Company;

     (a) at the earliest opportunity, mock ups of all matter which is proposed to be used by the Distributor containing or displaying any of the Trade Marks including, without limiting the generality of the foregoing, any label, brochure, packaging, business card, stationery, letterhead, advertisement, point-of-sale and other publicity materials, telephone or other directory entry, sign, decal and prior to release final copies of all Display Material.

     (b) In the event that the Company does not raise any questions relating to the nature, quality or workmanship of such samples within twenty-eight
          (28) days of receipt by the Company of such samples, the samples shall be deemed satisfactory for the use pursuant to this Agreement. The Distributor's obligations hereunder shall extend to all matters made or used by its agents or sub-contractors appointed in accordance with this Agreement. Wherever possible Display Material will be based on or incorporate Display Material provided by the Company in order to ensure that the brand image projected by the Products is in conformity with the Company's world wide brand profile and image.

     12.5 The Distributor shall not use any of the Trade Marks as part of its corporate, business or trading name.

     12.6 The Distributor shall use the Trade Marks only in accordance with the policies and guidelines and/or instructions laid down by the Company or its agent from time to time.

     13.  QUALITY CONTROL

     13.1 The Distributor shall ensure that all uses of the Trade Marks are consistent with the high quality, character and image of the Trade Marks and shall comply with any direction reasonably made by the Company relating to the quality of the Products and/or their packaging and/or any related promotional or advertising material.

     13.2 The Distributor shall store and transport the Products in conditions that will preserve the Products and their packaging in good condition and shall comply with any reasonable requests from the Company in such regard.

     13.3 If requested, the Distributor shall, give all reasonable assistance in locating and recovering any defective Products and, in particular, shall comply (and procure so far as it is able that its customers comply) with any product recall procedure adopted by the Company.

     14.  CONFIDENTIAL INFORMATION

     14.1 All Confidential Information shall be used only for the performance of this Agreement and shall be kept confidential by the Distributor and shall be revealed to directors, officers, employees and agents of the Distributor only to the extent necessary to enable the Distributor to fulfil its obligations and responsibilities pursuant to this Agreement. The Distributor shall impose upon all such directors, officers, employees and agents to whom any Confidential Information is revealed obligations of confidentiality and restrictions on use in respect thereof identical to these herein contained and shall be responsible for any breach of any of such obligations by any of such directors, officers, employees or agents. This provision shall not apply to any Confidential Information which is in the public domain or to the extent to which it may be required to be disclosed by law or which is obtained by the Distributor in good faith from a third party with the right to disclose it. In the event that the Distributor is required to make any Confidential Information public as a result of the requirements of any law or regulatory authority (including any stock exchange) the Distributor will inform the Company beforehand and use its best endeavours to ensure that any such disclosure is carried out in a manner which the Company believes causes as little harm as possible to the Company's reasonable commercial interests.

     14.2 The Company makes no warranty as to the accuracy, sufficiency and suitability for use by the Distributor of advice, information, technical assistance or know-how provided by the Company for use by the Distributor in the marketing of any Products and assumes no responsibility or liability, including liability for direct, indirect or consequential damages of any nature which arise out of or in connection with the Distributor's use thereof.

     15.  SUFFICIENT USE OF TRADE MARKS

     In order to preserve the Company's ownership of the Trade Marks in the Territory, the Distributor will take all steps reasonably required to ensure that sufficient use of the Trade Marks is made to avoid abandonment by reason of non-use.

     16.  BENEFIT OF USE OF TRADE MARKS

          The Distributor acknowledges that


     (i) all use of the Trade Marks in any form and for any class of goods or services shall accrue without cost to the Company to the benefit of the Company; and

     (ii) except as otherwise provided in this Agreement it has no right in any Intellectual Property Rights or any associated goodwill nor any right to use any Intellectual Property Rights.

     17.  RIGHTS NOT TO BE CHALLENGED

     17.1 The Distributor acknowledges the validity of the Intellectual Property Rights and shall not at any time during the continuance of this Agreement or thereafter directly or indirectly, by itself or through its directors, officers, employers, agents or any person in which the Distributor holds any issued share capital or controls, whether directly or indirectly, the composition of its board of directors or any of its voting power, contest or assist any other person in contesting the validity of the Intellectual Property Rights or the right, title and interest of the Company to the Intellectual Property Rights.

     17.2 Except as provided in this Agreement, the Distributor shall not use or register whether during the continuance of this Agreement or thereafter, any business or trade name, licensor name, trade mark or labelling or packaging design which incorporates or which is substantially identical with or deceptively or confusingly similar to any of the Trade Marks or other Intellectual Property Rights.

     17.3 The Distributor shall not supplement or interfere with or obliterate the Trade Marks applied to the Products.

     17.4 The Distributor shall take due care not to do or cause to be done any action or thing which affects the validity of the Intellectual Property Rights or the Company's ownership thereof or jeopardises the maintenance thereof, either during the continuance of this Agreement or thereafter In the event that the validity or the maintenance of the registration of any of the Trade Marks or other Intellectual Property Rights is in jeopardy than the Distributor, if reasonably requested by the Company, will cease distribution of such of the Products as are affected by such potential invalidity.

     17.5 Nothing contained in this Agreement, whether express or implied, shall give to the Distributor any claim, right, title or interest in the Confidential Information, and the Distributor acknowledges and agrees that all rights in such Confidential Information belong to and are the exclusive property of the Company and that, during and after any termination of this Agreement, the Distributor will not claim any rights in or to such Confidential Information nor dispute or assist others to dispute the Company's ownership thereof.

     18.  INFRINGEMENTS

     18.1 (a) If any suspected or actual infringement or illegal use of the Intellectual Property Rights or any wrongful use of the Confidential Information by any person in the Territory or elsewhere shall come to the attention of the Distributor, the Distributor shall immediately give notice thereof in writing to the Company. The Company shall, at its absolute discretion, take whatever action it deems appropriate at its own expense and shall have the sole conduct of any such action. If requested, the Distributor will provide such assistance as may be reasonably required in any suit or action subject to the payment by the Company of the Distributor's direct expenses in the provision of such assistance.

     (b) If the Company initiates any action respect of any such conduct, all compensation recovered whether at trial or by way of settlement shall belong entirely to the Company.

     18.2 (a) If the Distributor receives any notice, claim or proceedings alleging trade mark infringement, passing off, copyright infringement, patent infringement, or related causes of action arising out of the Distributor's use of the Intellectual Property Rights or the Confidential Information the Distributor shall notify the Company forthwith and shall not make any admissions or take any substantive steps in connection therewith without the prior written consent of the Company.

     (b) If such legal action referred to in 18.2(a) above relates to use by the Distributor in accordance with the terms of this Agreement then the Company shall defend or assist in the defence of such litigation, and shall bear all costs and expenses of such defence. If any damages or awards are assessed against the Distributor in such litigation and provided that the Distributor has in fact complied with the relevant terms of this Agreement they shall be satisfied and paid by the Company.

     (c) If such legal action referred to in 18.2(a) above relates to use otherwise than in accordance with the terms of this Agreement, the Company, in its sole discretion shall choose whether to defend or assist in the defence of such action. If the Company chooses not to defend or assist in the defence of such an action, the Distributor shall bear all of its own costs and expenses and shall be responsible for any awards against it or the cost of any settlement or compromise. If the Company chooses to defend or assist in the defense the Distributor shall reimburse the Company for all direct expenses incurred by the Company and for all costs and damages awarded against the Company.

     19.  SALES OUTSIDE THE TERRITORY

     19.1 The Distributor will not sell or cause or permit to be sold any Products outside the Territory, nor will the Distributor, directly or indirectly, sell or cause or permit to be sold Products in the Territory where, to its knowledge, such Products are intended for re-sale or distribution outside the Territory. In particular the Distributor shall not engage in advertising by reference to the Trade Marks aimed at any place outside the Territory or use any branch or distribution depot outside the Territory for the sale or marketing of the Products and in the case of proposed sales over the internet will specifically state that Products are only available in the Territory. The Distributor will use its best endeavours lawfully to prevent any person from distributing or selling the Products from the Territory.

     19.2 During this Agreement the Company shall refer all enquiries received by it relating to sales of the Products in the Territory to the Distributor. During this Agreement the Distributor shall refer to the Company all enquiries it receives for the Products for sales outside or export from the Territory.

     20.  SALES BY THE COMPANY IN THE TERRITORY

     20.1 The Company will not sell or cause or authorise to be sold in the Territory any products similar to the Products and bearing the Trade Marks provided that the Company and its authorised licensees and/or distributors may sell to retailers operating both inside and outside the Territory who may purchase Products outside the Territory all or some of which are to be sold in the Territory at retail level whether themselves or through an affiliate.

     20.2 Nothing contained in this Agreement shall preclude the Company manufacturing or authorising the manufacture of Products or other goods in the Territory for sale to the Distributor or for export.

     21.  SALE OF COMPETITIVE PRODUCTS

     Unless specifically authorised in writing so to do by the Company, the Distributor will not, directly or indirectly, by itself or through its directors, officers employees, agents or any person in which the Distributor holds any issued share capital or controls whether directly or indirectly the composition of its board of directors or any of its voting power, sell or distribute any products in the Territory or procure the sale or distribution of any products for sale in the Territory which are in direct competition with the Products. If the Distributor proposes to, sell any other products (which are not in direct competition), the Distributor shall give the Company at least 60 days prior written notice of its intention to sell such products. If the Company believes that the products are in direct competition with the Products, it shall notify the Distributor whereupon the Chief Executives of the Company and the Distributor shall meet and discuss in good faith whether the products are directly competitive or not.

     22.  TERMINATION

     22.1 The Company may (without prejudice to any other rights of termination available to it) terminate this Agreement forthwith by giving notice of termination to the Distributor in the circumstances set out in clause 6 or upon any of the following events:

     (a) if any sum payable to the Company or to any authorised supplier of any Products hereunder is not paid by the due date for payment;

     (b) if the Distributor commits any other breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within thirty (30) days of the date of service by the Company of a notice specifying the breach in question and requiring it to be remedied;

     (c) if the Distributor is unable to pay its debts as they fall due or suspends payment of any of its debts or enters into any arrangement with creditors for the payment of any of its debts;

     (d) if an administrator, receiver, manager or liquidator is appointed in respect of the Distributor or any of its assets;

     (e) if a winding up resolution is passed or a winding up or bankruptcy order is made in respect of the Distributor or the Distributor goes into liquidation;

     (f)  if there is any Change of Control;

     (g) if any event or act occurs or is done by or in relation to the Distributor which is equivalent or analogous to any of those described in any of sub-clauses 22. 1 (c), (d) and (e);

     (h) if the Distributor shall at any time directly or indirectly contest or assist any other licensee or person in contesting the validity of the Intellectual Property Rights or the right title and interest of the Company;

     (i) if any marketing plan referred to in sub-clause 8.2 is not agreed at the time referred to in sub-clause 8.2;

     22.2 Where the Company is entitled to terminate this Agreement under sub-clause 22.1 then the Company shall as an alternative to termination have the right to amend the Agreement in all or any of the following ways:

     (a) by converting some or all of the rights granted under sub-clause 3.1 from exclusive rights to non-exclusive rights; and/or

     (b) by removing any trade marks, trade names, service marks, style names, trade dress, logos and/or other trade symbols from the definition of "Trade Marks"; and/or

     (c)  by removing any products from the definition of "Products"; and/or

     (d) by removing any country or countries or any part or parts of any country or countries from the definition of "Territory".

     Any such amendment shall be made by means of a notice served on the Distributor and shall take effect from the date on which such notice is served or such later date as may be specified in the notice.

     22.3 The Distributor may (without prejudice to any other rights of termination available to it) terminate this Agreement forthwith by giving notice of termination to the Company upon any of the following events:

     (a) if the Company commits any breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within thirty (30) days of the date of service by the Distributor of a notice specifying the breach in question and requiring it to be remedied;

     (b) if the Company is unable to pay its debts as they fall due or suspends payment of any of its debts or enters into any arrangement with creditors for the payment of any of its debts;

     (c) if an administrator, receiver, manager or liquidator is appointed in respect of the Company or any of its assets;

     (d) if a winding up resolution is passed or a winding up or bankruptcy order is made in respect of the Company or the Company goes into liquidation;

     (e) if any event or act occurs or is done by or in relation to the Company which is equivalent or analogous to any of those described in any of sub-clauses 22.3 (b), (c) and (d).

     22.4 Any exercise by either party of any of its rights under this clause 22 shall be without prejudice to any accrued rights of either party under this Agreement.

     22.5 Without prejudice to the rights, powers and remedies of the Company otherwise under this Agreement the Distributor will pay to the Company interest at a rate three per cent (3%) per annum. above the Midland Bank p1c, England, Base Rate for the time being in force on any monies due but unpaid for fourteen (14) days by the Distributor on any account whatsoever pursuant to this Agreement, such interest to be calculated from the date upon which such monies become due and payable until payment of such monies in full. Such interest will be compounded monthly and if not paid shall itself bear interest.

     23.  RIGHTS AND OBLIGATIONS ON TERMINATION

     23.1 Upon the termination of this Agreement, the Distributor shall promptly return all Confidential Information together with any copies and shall not thereafter make any use of such Confidential Information except insofar as the Distributor may have been specifically released by the Company from its obligations of confidentiality hereunder.

     23.2 The Company or its nominee may, by giving the Distributor written notice within thirty (30) days following termination of this Agreement, purchase from the Distributor any part or all of the Products not previously sold by the Distributor. The price payable for such Products (or materials) shall be the Distributor's purchase cost (including duties, taxes and delivery charges) or the net realisable market value of such Products in the Territory whichever is the lower.

     23.3 Should the Company fail to purchase the Products pursuant to clause 23.2, then notwithstanding such termination:

     (a) the Distributor shall have the right for a reasonable period up to but not exceeding six (6) calendar months after termination to sell the Products manufactured or imported by it prior to termination in the Territory under the Trade Marks in accordance with the terms of this Agreement provided that the price charged for the Products shall be at least sixty-five (65) per cent of the price prevailing immediately prior to termination;

     (b) After termination of the above sell-off period the Distributor shall immediately destroy in the presence of the Company or its representative any of the Products which are not then sold;

     (c) all other provisions, terms and conditions of this Agreement shall continue to apply during the period referred to in clause 23.3(a) except that the Company shall be at liberty to appoint another person as the distributor of the Products or the licensee of the Trade Marks or both; and

     (d) the six month period referred to in sub-clause 23.3(a) will not be extended by an event of force majeure.

     23.4 After termination of this Agreement (but subject to clause 23.3) the
          Distributor:

     (a) shall cease using the Trade Marks and other Intellectual Property Rights in the Territory and shall not thereafter use or register any words or marks that incorporate or are substantially identical with or deceptively similar to or so closely resemble any one or more of the Trade Marks so as to be likely to cause confusion;

     (b) shall execute any and all necessary documents with respect to the cancellation of the Distributor as registered user of the Trade Marks; and

     (c) shall not knowingly do any act or thing that would have the effect of causing another person in the Territory to believe that the Distributor is still associated or connected with the Company.

     23.5 Notwithstanding the termination of this Agreement:

     (a) the provisions of clause 14 shall not terminate but shall continue to remain in full force and effect;

     (b) the Distributor shall continue to pay any royalties or other applicable payments due hereunder and shall continue to provide access to its records and accounts and furnish information and reports in accordance with provisions of clauses 5, 10 and 11;

     (c) the Company and the Distributor shall continue to have rights and remedies with respect to damages and any other relief for breach of this Agreement on the part of the other occurring prior thereto; and

     (d) any provisions of this Agreement necessary to enable the parties to enforce their respective rights and obligations hereunder shall remain in full force and effect.

     23.6 Upon the expiry or termination of this Agreement for any cause whatsoever except in accordance with clause 22.2(f) the Distributor shall if requested supply to the Company a list of the Distributor's customers for the Products.

     23.7 The Distributor acknowledges that no rights whatsoever are extended to it beyond the expiration or termination of this Agreement other than as provided in this clause 25 and further acknowledges that it shall not be entitled to any compensatory payment on the expiration or termination of this Agreement.

     24.  REPRESENTATIONS AND WARRANTIES

     24.1 The Company represents and warrants that:

     (a) it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation as set forth on page I of this Agreement;

     (b) it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

     (c)  it is the owner of the Trade Marks.

     The Company at its sole discretion may, upon written notice to the Distributor, add or remove any trade marks to or from Schedule 3.

     24.2 The Company does not warrant that the Trade Marks may safely be used as a trade mark or business name in the Territory.

     24.3 The Distributor represents and warrants that:

     (a) it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation as set forth on page I of this Agreement;

     (b) it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

     (c) its board of directors has taken all action required by the law of its jurisdiction of incorporation, its memorandum or articles of association, by-laws or similar constituent documents or otherwise to authorise execution of this Agreement and the consummation of the transactions contemplated hereby;

     (d) this Agreement is a valid and binding agreement by it and enforceable against it in accordance with its terms;

     (e) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgement, decree, order, regulation or rule of any court or governmental agency or authority in the Territory; and

     (f) except for any required approvals of governmental agencies or authorities which it will use its best efforts to obtain, no consent of any person is necessary to the consummation of transactions contemplated hereby. In the event that any required consents are not obtained or are given on terms not acceptable to the Company, the Company shall be entitled upon receipt of knowledge thereof forthwith to terminate this Agreement.

     (g)

     25.  AGENCY RELATIONSHIP

     Except as otherwise provided herein, nothing in this Agreement shall render one party the agent of the other in relation to any rights or obligations granted under this Agreement or any transaction carried on pursuant to it, and under no circumstances shall either party pledge or attempt to pledge the credit of the other or incur any credit on behalf of the other.

     26.  NOTICES

     Any notice served by one party upon the other shall be in writing in the English language and shall be delivered personally (including by courier) or be sent by facsimile. Such notice or document shall be deemed to have been received in the case of personal delivery when delivered or, if sent by facsimile, on the day following that on which the facsimile was sent, PROVIDED THAT the party serving such notice shall send a copy by registered air mail within two (2) days after sending the notice.

Such notice shall be addressed as follows (or at such other place designated in writing by the relevant party);

     (a)           If to the Company:

                   BERGHAUS LIMITED

     1, Stephenson Road,
     Stephenson Industrial Estate,
     Washington, Tyne & Wear, NE37 3HR, ENGLAND.

     Attention: Peter Smith
     Telephone: 44 191415 0200
     Facsimile: 44 191416 9886

     With information copy but not for service to:


     PENTLAND GROUP PLC
     The Pentland Centre
     Lakeside, Squires Lane
     Finchley, London N3 2QL
     England

     Attention:    The Legal Department
     Telephone:    44 181346 2600
     Facsimile:    44 181343 4876

     (b)           If to the Distributor:
                   X DOGS-COM INC.
                   527, Marquette Avenue,
                   Suite 2130,
                   Minneapolis, Minnesota 55402,
                   UNITED STATES OF AMERICA
                   Attention: Kent Rodriguez
                   Telephone: 1612 359 4027
                   Facsimile: 1612 359 9017

     27.  ASSIGNMENT

     27.1 The Company may assign any of its rights or delegate any of its duties arising out of or under this Agreement.

     27.2 The Distributor may not assign any of its rights or delegate any of its duties arising out of or under this Agreement without the prior written consent of the Company which consent may be withheld by the Company in its absolute discretion.

     27.3 In the event of a Change of Control the Distributor shall immediately notify the Company in writing giving full particulars of such Change of Control.

     27.4 Should ownership of the Trade Marks be assigned by the Company then, upon such assignment, the Company shall assign all of its rights and delegate all of its duties under this

Agreement to the assignee of the Trade Marks and the Distributor shall, with effect from the date of such assignment, release and discharge the Company from all claims and demands whatsoever in respect of this Agreement relating to the period after the date of the assignment and shall, from the date of such assignment, accept the assignee as the owner of the Trade Marks.

     27.5 On the request of the Company, the Distributor will execute, acknowledge and deliver all such documents, deeds, agreements or other instruments as may be requested by the Company to give effect to clause 27.4.

     28.  LEGAL AND ETHICAL REQUIREMENTS

     28.1 The Distributor shall at its own expense ensure that all local and national laws, rules, regulations and other requirements and codes of practice applicable in the Territory and all policies and ethical and other standards from time to time specified by the Company in respect of the treatment of any persons involved in the sale of any Products hereunder or otherwise in respect of any human rights or other issues are complied with in relation to all activities of the Distributor and/or its authorised subcontractors under this Agreement.

     28.2 The Distributor shall ensure that adequate records are maintained to demonstrate compliance with the obligations contained in sub-clause 28.1 and shall as and when requested by the Company:

     (a) furnish or cause to be furnished to the Company such proof of compliance with the obligations contained in sub-clause 28.1 as the Company may require;

     (b) permit the Company or procure the Company to be permitted to undertake such inspection of any activities of the Distributor as the Company may require;

     (c) permit the Company or procure the Company to be permitted to inspect any records required to be maintained under this sub-clause 28.2 and to take copies thereof

     29.  LOCAL LAW COMPLIANCE

     29.1 The Distributor shall at its own expense comply with all relevant legislation and other requirements of the Territory in connection with its activities under this Agreement The Distributor shall furnish proof of such compliance to the Company when and if the Company requires.

     29.2 As soon as possible after the execution of this Agreement the Company and the Distributor shall if requested by the Company, at the expense of the Distributor, execute such further documents as may be necessary to make and make joint application to record for the registration of the Distributor as a registered or permitted user of the Trade Marks in respect of such of the Trade Marks as are registered or as become registered to the extent provided by the law of the Territory.

     29.3 The Distributor shall obtain any consents, licences and approvals and comply with any formalities required for the performance of this Agreement and payment of royalties. In the event that the Distributor is unable to obtain any such consent, licence or approval within 3 months of the date of signature of this Agreement the Company shall have the right to terminate this Agreement by giving thirty (30) days notice in writing to the Distributor.

     30.  GOVERNING LAW

     30.1 The formation, construction, validity and performance of this Agreement shall be governed in accordance with the laws of England and Wales.

     30.2 The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales. Such submission shall not limit the right of the Company to commence any proceedings arising out of this Agreement in any jurisdiction it may consider appropriate.

     30.3 The Distributor waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

     31.  FORCE MAJEURE

     31.1 Neither party shall be liable for delay or failure in the performance of this Agreement arising from any one or more of the following causes which shall forthwith be notified to the other upon such delay or failure:

     (a)  act of God or public enemy or war (declared or undeclared);

     (b)  acts of persons engaged in subversive activities or sabotage;

     (c)  fires, floods, explosions or other catastrophes;

     (d)  epidemics or quarantine restrictions;

     (e) strikes, similar labour disruptions or public demonstrations and unrest;

     (f)  freight embargoes;

     (g)  unusually severe weather;

     (h) delays of a supplier of either party due to any of the above causes or events; any other causes, similar or dissimilar, beyond the reasonable control of the party); or

     (i) (in the case of the Distributor) a failure by the Company to meet agreed delivery dates for products

     PROVIDED THAT in any case due diligence is exercised to cure such causes and resume performance and the time for performance by such party shall be extended by a period of any such delay.

     31.2 If one or more causes of force majeure are asserted by either party as a basis for nonperformance of this Agreement and such non performance continues for a consecutive period of ninety (90) days the other party shall have the right to terminate this Agreement forthwith by giving written notice to that effect.

     32.  WHOLE AGREEMENT

     This Agreement contains the entire agreement and understanding between the parties hereto with regard to its subject matter and supersedes all prior agreements whether written or oral.

     33.  AGREEMENT SEVERABLE

     This Agreement is severable and if any provision shall be held invalid, illegal or which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision provided always that if the reasonable opinion of either party any such severance materially affects the commercial basis of this Agreement and no agreement can be reached by the parties as to the means by which such matters can be resolved, such party shall have the right to terminate this Agreement with immediate effect upon giving 90 days written notice to the other containing the reason(s) why the commercial basis has been materially affected.

     34.  AGREEMENT TO CO-OPERATE

     Each party hereto, upon the reasonable request of the other, will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents, deeds, assignments, licenses, transfers or conveyances as may be required both to satisfy the requisites of the law of the Territory and to give full effect to the terms and conditions of this Agreement.

     35.  WAIVER AND VARIATION

     A provision of or a right created under this Agreement may not be waived or varied except in writing signed by a duly authorised representative of the party or parties to be bound. No delay or failure of either party in exercising or enforcing any of its rights or remedies shall operate as a waiver thereof nor shall any partial exercise of such right or remedy preclude any other or further exercise of such right.

     36.  EXECUTION IN COUNTERPART

     This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     EXECUTED by the parties as an agreement the day and year first above written.

     SIGNED on behalf of the Company
     -------------------------------
     by its authorized representative

     in the presence of:

     ///Signed///                                ///Signed///
     -----------------------------               ------------------------------
     Witness                                     Representative

   D. Kennedy                                       P.A. Smith
----------------------------------                ------------------------------
Name                                              Name

Address:                                          Title: President
--------                                          ------
Berghaus Ltd.                                     Date: 10/09/99
                                                  -----

SIGNED ON BEHALF OF THE DISTRIBUTOR
-----------------------------------
by its authorised representative
in the presence of:

/// Signed///                                     ///Signed///
----------------------------------                ------------------------------
Witness                                           Representative

 S.B. Carlson                                        Kent A. Rodriguez
----------------------------------                ------------------------------
Name                                              Name

Address:                                          Title:
--------                                          ------
80 S. 8th Street                                  CEO
36th Floor                                        Date:
                                                  -----
Mpls., MN 55402                                   9/10/99

                                   SCHEDULE 1

                                    PRODUCTS

The following Berghaus ranges are covered by this Agreement:

Footwear:               Trekking, Cross Terrain, Freescape

Apparel:                Extrem, Performance, Freescape, ACL

Rucsacs:                Extrem, Performance, Freescape

Accessories:            Socks, hats, gloves, gaiters.

The Company will not grant distribution rights for other Berghaus branded footwear, apparel, rucsacs or accessories to any third party within the Territory without prior discussion with the Distributor.

In the case of any other products which would normally be sold mainly through specialist outdoor retailers the Company may, at its sole discretion, grant to the Distributor the right to distribute such products and provided that;

(a) the Distributor can satisfy the Company that it will be able to market and sell the products to best effect; and

(b) the grant of rights to such products does not conflict with the Company's strategy for sale of such products whether in the Territory or elsewhere.

In the case of other products (not normally sold mainly through specialist outdoor retailers) the Company may, at its sole discretion, grant to the Distributor the right to distribute such products but shall not be required to do so.

                                   SCHEDULE 2

                                    TERRITORY

           United States of America, its territories and possessions.

                                     Canada

                                     Mexico

                                   Schedule 3

                                   TRADE MARKS

MARK                        NUMBER                                                    CLASS
USA
---
            Berghaus        75/592487 (pending)18,25

CANADA
------
            Berghaus        651778                                     N/A (equivalent goods to 18, 25)
            Berghaus        651778(l)                                  N/A (equivalent goods to 25)

MEXICO
------
            Berghaus        169579                                     18
            Berghaus        169587                                     25